SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                        TEXAS REGIONAL BANCSHARES, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

[LOGO]                                           TEXAS REGIONAL BANCSHARES, INC.

G. E. Roney
Chairman of the Board, President &            3700 North Tenth Street, Suite 301
Chief Executive Officer                                     McAllen, Texas 78501

                                 March 23, 1998

Dear Shareholder:

     You are cordially invited to attend the annual meeting of the shareholders which will be held at 4:30 p.m. Monday, April 27, 1998 at the McAllen Country Club, 615 Wichita, McAllen, Texas 78503.

     The notice of the meeting and proxy statement on the following pages detail the formal business scheduled for discussion. The Texas Regional Bancshares, Inc. 1997 Annual Report is enclosed and provides you with material which reviews the financial results for the year 1997.

     In order for you to be represented at the annual shareholders' meeting, please complete, sign, date and return the enclosed proxy form promptly. The proxy form includes authority to vote all of your shares of Class A Voting Common Stock.

     By returning the completed proxy form, you are assured of representation. Should you attend the annual shareholders' meeting in McAllen, you retain the right to revoke your proxy and vote in person even though you have previously mailed the enclosed proxy form.

     Your directors, officers and employees join me in expressing our appreciation for your continued support.

                                          Yours very truly,

                                      /s/ G. E. RONEY
                                          Chairman of the Board, President &
                                          Chief Executive Officer

                        TEXAS REGIONAL BANCSHARES, INC.
                       3700 North Tenth Street, Suite 301
                              McALLEN, TEXAS 78501

                    NOTICE OF ANNUAL MEETING APRIL 27, 1998

     The annual meeting of shareholders of Texas Regional Bancshares, Inc. (the "Company") will be held at the McAllen Country Club, 615 Wichita, McAllen, Texas 78503 on April 27, 1998 at 4:30 p.m. for the following purposes:

     1. TO ELECT DIRECTORS.

     2. TO CONSIDER AND VOTE ON APPROVAL OF THE 1997 NONSTATUTORY STOCK OPTION PLAN.

     3. TO CONSIDER AND VOTE ON APPROVAL OF THE 1997 INCENTIVE STOCK OPTION
PLAN.

     4. TO CONSIDER AND VOTE ON APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED CLASS A VOTING COMMON SHARES FROM 20,000,000 TO 50,000,000.

     5. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

     Stockholders of record of the Company's Class A Voting Common Stock at the close of business on February 27, 1998 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

     A copy of the Company's annual report containing financial data and a summary of operations for 1997 accompanies this notice.

                                          By Order of the Board of Directors,

                                      /s/ NANCY F. SCHULTZ
                                          Senior Vice President, Secretary
                                          & Treasurer

McAllen, Texas
March 23, 1998

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                        TEXAS REGIONAL BANCSHARES, INC.
                       3700 North Tenth Street, Suite 301
                              McALLEN, TEXAS 78501

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Texas Regional Bancshares, Inc. ("Texas Regional" or the "Company"), 3700 North Tenth Street, McAllen, Texas 78501 of proxies for use at the annual meeting of shareholders to be held on April 27, 1998 and at any and all postponements and adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at the McAllen Country Club, 615 Wichita, McAllen, Texas 78503 at 4:30 p.m. Holders of record of the Company's Class A Voting Common Stock ("Common Stock") at the close of business on February 27, 1998 will be entitled to one vote for each share held on all matters to come before the meeting.

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding at February 27, 1998 will constitute a quorum. Actions to be taken at the annual meeting require the affirmative vote of the holders of not less than a majority of the shares represented, in person or by proxy, at the annual meeting, unless otherwise specifically indicated in this Proxy Statement. As of February 27, 1998, there were outstanding 14,403,484 shares of Common Stock. This Proxy Statement and the proxies being solicited were first mailed or given to shareholders on or about March 23, 1998.

     The Company's principal executive offices are located at 3700 North 10th Street, Suite 301, McAllen, Texas 78501.

     Any shareholder of record entitled to vote at the annual meeting may revoke a proxy before it has been voted by delivering to the Company a written notice of revocation or by delivering to the Company a duly executed proxy bearing a later date or by attending the meeting, revoking the proxy and voting in person. Attendance at the annual meeting will not, in itself, constitute revocation of a previously granted proxy.

     A shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions are included in the determination of the number of shares present and voting and are not counted for purposes of determining whether a proposal has been approved. Broker nonvotes are not included in the determination of the number of shares present and are not counted for purposes of determining whether a proposal has been approved.

     The Company will bear the cost of soliciting proxies. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding soliciting materials to beneficial owners of stock held of record by such persons. Proxies may be solicited by directors, officers or employees of the Company personally or by further mailing, telephone, telegram or facsimile without additional compensation other than their regular compensation.

                        ITEM 1 -- ELECTION OF DIRECTORS

     A board of 8 directors is to be elected by the shareholders at the annual meeting. Paul G. Veale, Sr., who has been a director of the Company since 1985, asked that he not be nominated for reelection to the Board. At its meeting in March, pursuant to the Bylaws of the Company, the Board reduced to 8 the number of Directors of the Company, effective as of the 1998 annual meeting of the shareholders. The proxy holders named in the proxies being solicited will vote for the election of the 8 persons named below, unless authorization to do so is withheld. The Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve; however, if any nominee is unable to serve or for good cause will not serve, the proxy holders may vote for the election of a substitute nominee in the exercise of their own judgment.

     Each person elected as a director will hold office until the next annual meeting of shareholders and until his successor has been elected and qualified. The name and age of each nominee and the year in which each nominee became a director of the Company are set forth below.

     All persons named below are directors of the Company at the present time. There is no family relationship between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer except that G. E. Roney, the Chairman of the Board & Chief Executive Officer of the Company and Texas State Bank is the father-in-law of Douglas G. Bready, a Director and Executive Vice President of Texas State Bank. In addition, Tudor G. Uhlhorn, a Director of Texas State Bank, is the son of Julie
G. Uhlhorn, a member of the Board of Directors of the Company and Texas State Bank; Robert R. Farris, a Director of Texas State Bank, is the son of Robert G. Farris, a member of the Board of Directors of the Company and Texas State Bank; and Robert F. Boggus, a Director of Texas State Bank, is the son of Frank N. Boggus, a member of the Board of Directors of the Company and Texas State Bank.

                                                                                                  DIRECTOR
NAME                                          PRINCIPAL OCCUPATION(1)                      AGE     SINCE
--------------------------  ------------------------------------------------------------   ---    --------
Morris Atlas                Senior and Managing Partner,                                   71        1994
                            Atlas & Hall L.L.P.

Frank N. Boggus             Chairman of the Board,                                         69        1983
                            Boggus Motor Company, Inc.

Robert G. Farris            President, Valley Transit Company                              67        1983

Joe M. Kilgore              Partner, McGinnis, Lochridge &                                 79        1983
                            Kilgore, L.L.P.

C. Kenneth Landrum, M.D.    Gynecologist (Retired)                                         68        1994

G. E. Roney                 Chairman of the Board, President and Chief Executive           67        1985
                            Officer, Texas Regional Bancshares, Inc. and Chairman of the
                            Board, Chief Executive Officer and Trust Officer, Texas
                            State Bank(2)

Julie G. Uhlhorn            Chairman of the Board, Rio Grande Equipment Company Inc.       67        1983

Jack Whetsel                Investments                                                    77        1985

------------
(1) Each of the foregoing persons has been engaged in the principal occupation indicated for the past five years, except that Mr. Whetsel's principal occupation was Chairman of the Board of Broadway Hardware, Inc. (a retail hardware, electronics and home improvements store located in McAllen) prior to his retirement in 1993, and Dr. Landrum's principal occupation was as a medical doctor practicing with Landrum-Chester OB-GYN Associates prior to his retirement in 1994.

(2) Subsidiary of the Company.

     Mr. Kilgore is a director of other publicly-held corporations. He serves as a director of Reno Air, Inc. (a regional airline based in Reno, Nevada) and of Photo Control, Inc. (a supplier of photographic equipment).

BOARD MEETINGS AND COMMITTEES

     During 1997, the Board of Directors held twelve meetings and the committees described below each held the number of meetings indicated. No director attended fewer than 75% of the total number of meetings of the Board of Directors and Committees on which such director served.

     The Company has an Audit Committee and a Stock Option and Compensation Committee but does not have a Nominating Committee. In addition, four of the Company's directors serve as Trustees of the Texas Regional Bancshares, Inc. Employee Stock Ownership Trust (the "KSOP Trust") which administers assets held pursuant to the Company's Employee Stock Ownership Plan (with 401k provisions) (the "KSOP Plan").

     During 1997, Messrs. Boggus, Landrum, Kilgore and Mrs. Uhlhorn were members of the Audit Committee whose function is to recommend independent auditors to the Board of Directors and review the scope of proposed audits, the adequacy of the Company's accounting procedures and controls, and the services performed by the auditors. The Audit Committee held four meetings in 1997.

     During 1997, Messrs. Atlas, Boggus, Farris, Kilgore, Landrum and Whetsel were members of the Stock Option and Compensation Committee, which recommends to the Board of Directors the compensation and stock options to be granted to the Company's officers. The Stock Option and Compensation Committee held four meetings during 1997.

     The Trustees of the KSOP Trust, who hold and invest the Trust's assets, held five meetings during 1997. The Trustees of the KSOP Trust are Messrs. Atlas, Boggus, Kilgore and Roney.

COMPENSATION OF DIRECTORS

     The Company pays directors and advisory directors $700 for each Texas Regional Board of Directors meeting and reimburses all directors for out-of-pocket expenses incurred in attending meetings. In addition, during 1997, the Company paid each non-management director a bonus of $1,500 for service as a director of the Company. Each director of the Company's subsidiary, Texas State Bank, which includes each director of Texas Regional, receives $600 for each Texas State Bank Board of Directors meeting and non-management directors of Texas State Bank during 1997 also received bonuses aggregating $1,500 for service as a director of the Bank. Mr. Roney also receives compensation from the Company as an executive officer of the Company and its subsidiary, as indicated below.

                               EXECUTIVE OFFICERS

     The Company's executive officers are elected annually by the Board of Directors, each to serve a one-year term or until his or her successor is elected and qualified. The name, age, year each first became an executive officer and current and proposed position held at the Company by each appears in the following table:

                                    OFFICER
      NAME                  AGE      SINCE          CURRENT POSITION
-------------------------   ---     -------   ----------------------------------
G. E. Roney                 67        1985    Chairman of the Board, President &
                                              Chief Executive Officer

George R. Carruthers        47        1985    Executive Vice President &
                                              Chief Financial Officer

Nancy F. Schultz            57        1985    Senior Vice President, Secretary &
                                                 Treasurer

     The Company's subsidiary, Texas State Bank, has the following senior executive officers. The name, age, year each first became an officer and current position held at Texas State Bank by each appears in the following table:

                                OFFICER
        NAME             AGE     SINCE            CURRENT POSITION
----------------------   ---    -------   --------------------------------------
G. E. Roney              67       1985    Chairman of the Board, Chief Executive
                                            Officer & Trust Officer

Paul S. Moxley           53       1986    President & Secretary of the Board

Danny L. Buttery         50       1985(1) President -- Harlingen location

Frank A. Kavanagh        51       1992    President -- Mission location

Douglas G. Bready        42       1985    Executive Vice President
------------
(1) Includes service before and since the merger of Harlingen State Bank into Texas State Bank.

     Each of the executive officers has been engaged in the principal occupation for the past five years as previously noted and as presented above.

                       COMPENSATION COMMITTEE INTERLOCKS

     Prior to June 1994 Frank N. Boggus served as President of the Company and currently serves on the Stock Option and Compensation Committee. However, Mr. Boggus is not now, nor was he at the time of his service as an officer, an employee of the Company. Mr. Boggus does not receive compensation from the Company or Texas State Bank other than director fees and outside director bonuses indicated above.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table sets forth compensation information with respect to the Chief Executive Officer and the four most highly compensated executive officers of the Company.

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                            -------------
                                              ANNUAL COMPENSATION             NUMBER OF
              NAME AND                 ---------------------------------    STOCK OPTIONS        ALL OTHER
         PRINCIPAL POSITION              YEAR     SALARY(1)     BONUS          GRANTED        COMPENSATION(2)
-------------------------------------  ---------  ----------  ----------    -------------     ---------------
G. E. Roney                                 1997  $  464,299  $  100,000             0           $  97,030
  Chairman of the Board,                    1996     407,436     300,000             0             100,555
  President & Chief Executive               1995     406,273     175,000        65,000              99,430
  Officer of the Company and
  Chairman of the Board,
  Chief Executive Officer and
  Trust Officer of the Bank

Paul S. Moxley                              1997     187,956      20,000             0               9,177
  President & Secretary of                  1996     170,269      38,000             0              13,406
  the Board of Directors of                 1995     154,001      28,000         4,000              13,014
  Texas State Bank

Danny L. Buttery                            1997     175,226      14,000             0               8,000
  President of the Bank's                   1996     164,947      28,000             0              12,000
  Harlingen location                        1995     152,448      23,000         4,000              12,000

Frank A. Kavanagh                           1997     183,944      20,000             0               9,600
  President of the                          1996     168,564      30,000             0              13,500
  Bank's Mission location                   1995     154,408      25,000         4,000              13,500

Douglas G. Bready                           1997     126,746      14,000             0               8,420
  Executive Vice President                  1996     111,675      26,500             0              12,436
  of the Bank's McAllen location            1995      99,170      20,000         3,500              10,429

------------
(1) The amounts indicated include wages, automobile allowances and director fees.

(2) The amounts in this column represent the amount of the Company's optional and matching contribution for each listed executive officer under the KSOP Plan. In addition, with regard to Mr. Roney, the amount indicated includes $87,430 accrued during each of 1997, 1996 and 1995 respectively pursuant to the Deferred Compensation Plan adopted by the Company for the benefit of G.
    E. Roney, described in the Report of the Compensation Committee. The KSOP Plan contributions were determined in each case based upon the lesser of the amounts set forth in the table above or the maximum allowable under the KSOP Plan.

OPTION EXERCISES AND VALUES AT YEAR END 1997

     The following table sets forth as to each of the named executive officers information with respect to option exercises during 1997 and the status of their options on December 31, 1997.

                                                  AGGREGATE OPTION EXERCISES IN
                                        LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
                          ------------------------------------------------------------------------------
                                                                NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                                          VALUE REALIZED               OPTIONS                 IN-THE-MONEY OPTIONS AT
                            SHARES       (MARKET PRICE AT       AT FISCAL YEAR-END(1)             FISCAL YEAR-END(2)
                          ACQUIRED ON     EXERCISE LESS      ----------------------------    ----------------------------
        NAME               EXERCISE      EXERCISE PRICE)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------   -----------    ----------------    -----------    -------------    -----------    -------------
G. E. Roney                       0          $      0          251,326          48,750       $ 5,735,536      $ 975,000
Paul S. Moxley                7,905           137,020            3,000           3,000            60,000         60,000
Danny L. Buttery              7,905           137,020            3,000           3,000            60,000         60,000
Frank A. Kavanagh            10,905           181,283                0           3,000                 0         60,000
Douglas G. Bready             4,743           108,520            2,626           2,624            52,520         52,480

------------
(1) Reflects adjustment for 3 for 2 stock split in 1997.

(2) Calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $31.50, the closing price per share for the Common Stock as reported on the NASDAQ National Market System on December 31, 1997.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

     The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting was the close of business on February 27, 1998 (the "Record Date"). On the Record Date there were 14,403,484 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the meeting, and neither the Company's Articles of Incorporation nor its Bylaws provide for cumulative voting rights. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting is required for the election of directors.

     The following table sets forth certain information regarding the ownership of the Company's voting securities as of the Record Date by each shareholder who is known by the Company to own beneficially more than 5% of the Company's outstanding voting securities, each director, each executive officer named in the Cash Compensation Table and all executive officers and directors as a group.

     The number of shares of Common Stock beneficially owned by each person as indicated in the table is determined under rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted, the indicated shareholders have sole voting and investment power over the number of shares shown.

                                           COMMON STOCK
                                        ------------------
      NAME OF BENEFICIAL OWNER          NUMBER(1)       %
-------------------------------------   ---------     ------
Morris Atlas(2)......................     106,833       .74%
Frank N. Boggus(3)...................     217,168      1.51%
Douglas G. Bready(4).................      23,359       .16%
Danny L. Buttery(5)..................      32,320       .22%
Robert G. Farris(6)..................      22,459       .16%
Frank A. Kavanagh(7).................       9,984       .07%
Joe M. Kilgore(8)....................     278,291      1.93%
C. Kenneth Landrum, M.D.(9)..........     118,720       .82%
Paul S. Moxley(10)...................     152,995      1.06%
Dresdner Bank AG
  Jurgen -- Ponto -- Platz 1
  60301 Frankfurt, Germany
  Parent Holding Company of
  Dresdner RCM Global Investors LLC
  of which
  RCM Limited L.P., is the managing
  agent, of which
  RCM General Corporation is the
  general partner
  FOUR Embarcadeo Center, Suite 2900
  San Francisco, CA 94111............     805,050      5.59%
G. E. Roney(11)
  3700 North Tenth Street, Suite 301
  McAllen, Texas 78501...............   1,197,509      8.20%
Julie G. Uhlhorn(12).................     115,692       .80%
Wanger Asset Management, L.P., of
  which
  Wanger Asset Management Ltd. is the
  general partner, of which
  Ralph Wanger is the principal
  shareholder
  227 West Monroe Street, Suite 3000
  Chicago, Illinois 60606............     720,000      5.00%
Jack Whetsel(13).....................     258,156      1.79%
All officers and directors as a group
  (14 persons)(14)...................   2,355,482     16.06%
                                        ---------     ------
------------
 (1) Included in the total indicated for each of Messrs. Atlas, Boggus, Kilgore and Roney are 781 shares which are unallocated shares held by the KSOP Plan. Messrs. Atlas, Boggus, Kilgore and Roney are the Trustees for the KSOP Plan. The KSOP Plan gives the Trustees the right to vote shares not allocated to participant's accounts. Each participant is entitled to direct the Trustees as to the exercise of any voting rights attributable to shares of Company stock allocated to his account. In the event voting instructions are not received from participants, the KSOP Plan provides that the Trustees shall not vote those shares. Each Director disclaims beneficial ownership of the 781 unallocated shares, except that Mr. Roney does not disclaim beneficial ownership of those shares later allocated to his account as an employee of the Company in accordance with the KSOP Plan.

 (2) The total includes 3,000 shares held by Mr. Atlas' wife. In addition, included in this total are 781 shares with respect to which Mr. Atlas holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Atlas disclaims any beneficial ownership in such KSOP shares.

 (3) The total includes 159,810 shares owned by five companies controlled by Mr. Boggus. In addition, included in this total are 781 shares with respect to which Mr. Boggus holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Boggus disclaims any beneficial ownership in such KSOP shares.

 (4) The total includes 4,224 shares held by Mr. Bready's wife, 829 shares held by an independent trustee for Mr. Bready's IRA, 648 shares held by an independent trustee for Mr. Bready's wife's IRA, 14,812

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)
     shares allocated to Mr. Bready's account as a participant in the KSOP Plan and 2,626 shares Mr. Bready has the right to acquire within 60 days through the exercise of options. Not included in the total are 2,624 shares which represent options granted in 1995, and 9,000 shares which represents options granted in 1998 and not presently exercisable by Mr. Bready. See "Executive Compensation -- Option Exercises and Values at year end 1997," "Item 2 -- Approval of the 1997 Nonstatutory Stock Option Plan" and
     "Item 3 -- Approval of the 1997 Incentive Stock Option Plan."

 (5) The total includes 21,415 shares allocated to Mr. Buttery's account as a participant in the KSOP Plan and 3,000 shares Mr. Buttery has the right to acquire within 60 days through the exercise of options. Not included in the total are 3,000 shares which represent options granted in 1995, and 9,000 shares which represents options granted in 1998 and not presently exercisable by Mr. Buttery. See "Executive Compensation -- Option
     Exercises and Values at year end 1997," "Item 2 -- Approval of the 1997 Nonstatutory Stock Option Plan" and "Item 3 -- Approval of the 1997 Incentive Stock Option Plan."

 (6) The total includes 3,578 shares held by Mr. Farris' wife. Mr. Farris disclaims beneficial ownership of his wife's shares.

 (7) The total includes 9,984 shares allocated to Mr. Kavanagh's account as a participant in the KSOP. Not included in the total are 3,000 shares which represent options granted in 1995 and 9,000 shares which represents options granted in 1998 and not presently exercisable by Mr. Kavanagh. See "Executive Compensation -- Option Exercises and Values at year end 1997," "Item 2 -- Approval of the 1997 Nonstatutory Stock Option Plan" and
     "Item 3 -- Approval of the 1997 Incentive Stock Option Plan."

 (8) The total includes 12,499 shares held by Mr. Kilgore's wife, 2,111 shares held by Mr. Kilgore as custodian for his grandchildren and 50,426 shares held by an independent trustee for Mr. Kilgore's Individual Retirement Account. In addition, included in this total are 781 shares with respect to which Mr. Kilgore holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Kilgore disclaims any beneficial ownership in such KSOP shares.

 (9) The total includes 24,387 shares held by a trust for the benefit of Dr. Landrum, 11,086 shares held by a trust for Dr. Landrum's pension plan, 3,000 shares held in a Charitable Trust where Dr. Landrum acts as Trustee and 80,247 shares held in a trust for the benefit of Dr. Landrum's wife. Dr. Landrum disclaims beneficial ownership of his wife's shares.

(10) The total includes 609 shares held by Mr. Moxley's wife, 23,452 shares allocated to Mr. Moxley's account as a participant in the KSOP Plan, 108,156 shares held by trusts at Texas State Bank for which Mr. Moxley, Mr. Roney and Mr. Whetsel serve as trustees along with other individuals who are not directors of the Company but in which Mr. Moxley has no interest as a beneficiary and 3,000 shares Mr. Moxley has the right to acquire within 60 days through the exercise of options. Not included in the total are 3,000 shares which represent the options granted in 1995, and 10,000 shares which represents options granted in 1998 and not presently exercisable by Mr. Moxley. See "Executive Compensation -- Option Exercises and Values at year end 1997," "Item 2 -- Approval of the 1997 Nonstatutory Stock Option Plan" and "Item 3 -- Approval of the 1997 Incentive Stock Option Plan."

(11) The total includes 71,323 shares held by Mr. Roney's wife, 7,803 shares held by Mr. Roney's wife as trustee, 4,500 shares held by a trust for the benefit of Mr. Roney's wife, 103,656 shares held by trusts at Texas State Bank for which Mr. Roney, Mr. Moxley and Mr. Whetsel serve as trustees along with other individuals who are not directors of the Company but in which Mr. Roney has no interest as beneficiary, 7,281 shares held by a company partly owned by Mr. Roney, 67,640 shares allocated to Mr Roney's account as a participant in the KSOP Plan, 251,326 shares Mr. Roney has the right to acquire within 60 days through the exercise of options, and in addition, included in this total are 781 shares with respect to which Mr. Roney holds shared voting power with other Trustees of the Company's KSOP Plan. Mr. Roney disclaims any beneficial ownership in such KSOP shares, except that Mr. Roney does not disclaim beneficial ownership of those shares later allocated to his account as an employee of the Company in accordance with the KSOP Plan. Not included in the total are 48,750 shares which represent options granted in 1995, and 74,864 shares which represents options granted in 1998 and not presently exercisable by Mr. Roney. See "Executive Compensation -- Option Exercises and Values at year end 1997," "Item 2 -- Approval of the 1997 Nonstatutory Stock Option Plan" and
     "Item 3 -- Approval of the 1997 Incentive Stock Option Plan."

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(12) The total includes 40,524 shares which represent Mrs. Uhlhorn's beneficial interests in a trust and 40,281 shares held by a partnership owned 30% by Mrs. Uhlhorn.

(13) The total includes 108,156 shares held by trusts at Texas State Bank for which Mr. Whetsel, Mr. Moxley and Mr. Roney serve as trustees along with other individuals who are not directors of the Company but in which Mr. Whetsel has no interest as a beneficiary and 150,000 shares held in a trust for the benefit of Mr. Whetsel.

(14) Includes 1,834,280 shares as to which directors and officers have sole voting power, 521,202 shares as to which they have shared voting power, 1,659,500 shares as to which they have sole investment power and 695,982 shares as to which they have shared investment power. In addition, included in this total are 262,202 shares the officers have a right to acquire within 60 days through the exercise of options.

                 STOCK OPTION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE

     This Report of the Compensation Committee of the Board of the Directors of Texas Regional Bancshares, Inc. describes the basis upon which the Committee has made recommendations concerning the 1997 compensation payable to the officers of the Company and its wholly-owned subsidiary, Texas State Bank. It has been the duty of the Compensation Committee to consider the compensation of all officers, including the officers named in the compensation tables contained in the Proxy Statement included with the Notice of Annual Meeting of Shareholders of the Company scheduled for April 1998.

COMPENSATION PHILOSOPHY

     The policy of the Compensation Committee is to make compensation decisions on the basis of long-term growth and performance objectives of the Company. As in prior years, the Compensation Committee gave particular emphasis to the Company's growth in total assets and book value and the earnings of the Company in its consideration of compensation decisions. During 1997, in particular, the Committee considered the significant increases in responsibilities of the senior management of the Company as a result of the increased size of the organization, in part as a result of the acquisitions of First State Bank & Trust Co. of Mission and The Border Bank of Hidalgo, Texas in 1996.

     For 1997, as in recent prior years, the compensation program has been based on the following principles:

     o The Company is committed to providing a competitive pay program that helps attract and retain quality personnel. To ensure that pay is competitive, the Company has regularly compared its pay practices with those of other financial institutions, particularly banks and bank holding companies, in the markets served by the Company, and from time to time modifies pay parameters based on this review.

     o Officers and other key management personnel rewards are based upon a combination of performance company-wide, performance of the business unit for which they are responsible, and individual performance. Among the performance standards reviewed in 1997 were sustained growth objectives and an ability to maximize profitability of individual business units, or contain costs within those units. For officers for whom community relationships are significant, compensation decisions have also been considered in light of the activities undertaken by those officers and the sense of the Board members of the community perceptions of the officers. Those officers with supervisory authority have also been evaluated, and compensation in part determined, on their ability to interact both with those persons who work for them and those persons who are required to work with them. In each case, the performance criteria are subjective and therefore the compensation decisions are not based upon a mathematical application of the performance criteria.

     o The Company has also strived for a recognition of the success of the organization as a whole in matters relative to compensation of individual officers. At those times when the organization's profitability and growth are strong, the Company believes that the officers and other employees of the organization should be entitled to compensation adjustments as a result of the availability of resources which they helped create.

     The Company has had an ongoing program of evaluation of employees and executives, in which senior officers set objectives and goals for junior officers and other employees reporting to them, evaluate the employees and officers on performance, and compare the results to the performance of others in the Company. Managers, including the chief executive officer, review the results of individual officers and employees, and consider other evaluation information in making recommendations to the Compensation Committee as to compensation for the officers of the Company and the Bank. The Committee considered these recommendations for purposes of 1997 compensation decisions. The Compensation Committee then made a recommendation to the Board of Directors of each of the Company and Texas State Bank on the basis of the evaluations presented for management other than the chief executive officer, and made a separate recommendation for the compensation of the chief executive officer based in part on the evaluation of the chief executive officer made by the Board of Directors. In 1997, the recommendations of the Compensation Committee were accepted by the Board of Directors of the Company and the Bank.

     In evaluating compensation, the Company is aware of the limitations on deductibility of compensation paid to highly compensated persons as imposed by Internal Revenue Code section 162(m). While the Company does not at this time have any executive officer within the range of compensation for which limitations are imposed by that provision, it is the policy of the Compensation Committee to review the impact of section 162(m), and the requirements imposed on performance-based compensation described in that section, in the context of any qualifying compensation that may be proposed to be paid in the future.

COMPENSATION PROGRAM COMPONENTS

     The Compensation Committee regularly reviews the Company's compensation programs to ensure that the components of the compensation program will allow the Company to successfully attract and retain key employees. The compensation program components available to the employees of the Company are:

          BASE SALARY. Base Salary levels are largely determined based upon comparison with peer group members as well as potential competitors and other companies which might seek to employ officers and employees of the Company. Actual salaries are based upon individual performance contributions in accordance with the compensation philosophy of the Company.

          BONUSES. The officers of the Company in 1997 were granted performance-based bonuses as a component of their compensation. However, bonuses were not as significant a part of the total compensation package for officers during 1997 as compared to prior years. Bonuses were based on profitability of the Company and the profit center for which the particular officer is responsible. Among the factors considered in awarding bonuses are growth of deposits, the efforts of specific individuals on behalf of the Company and its growth and development, the profitability of the Company and containment of costs, as well as other factors considered important by the Company.

          EMPLOYEE STOCK OWNERSHIP PROGRAM. The Committee believes that participation in the employee stock ownership program of the Company encourages the officers and other employees of the Company to work toward the long-term goals and objectives of the Company. Decisions relative to contributions to the employee stock ownership program are made annually, with the aggregate amount based on a resolution of the Board of Directors, with individual allocations based on a formula. Any participant in the Plan who was employed by the Company as of December 31, 1997 and credited with at least 1,000 hours of service was eligible to participate in contributions to the Plan for 1997.

          STOCK OPTIONS. Although no stock options were granted during 1997, the Stock Option and Compensation Committee continues to believe that stock options provide an appropriate incentive to encourage management, particularly senior management, to maximize shareholder returns. Accordingly, the Stock Option and Compensation Committee recommended, and the Board of Directors adopted, two new stock option plans, the Texas Regional Bancshares, Inc., 1997 Nonstatutory Stock Option Plan and the Texas Regional Bancshares, Inc., 1997 Incentive Stock Option Plan. Both of these plans are scheduled to be considered by the shareholders at the annual meeting of the shareholders scheduled for April 1998. The Stock Option and Compensation Committee will consider recommending the award of stock options to existing employees or to prospective employees in the future as circumstances warrant.

          DEFERRED COMPENSATION PLAN. In 1993, the Company adopted a Deferred Compensation Plan for the Company's chief executive officer, Glen E. Roney. The Deferred Compensation Plan provides for payments of $100,000 per year for fifteen years beginning October 29, 2002, with such payments to be made to his designated beneficiary in the event of his death prior to full payout. The Plan benefits will be accelerated in the event that Mr. Roney should die before October 29, 2002, while still in the employ of the Company (with certain exceptions). The Company has established a Trust from which the deferred compensation payments are to be made, which is to be funded in an amount to be determined periodically at the discretion of the Board of Directors. An aggregate of $87,430 was transferred by the Company to the Trust during 1997. Funding of the Trust is to be accelerated in the event of the occurrence of certain defined events, including a change of control of the Company.

DISCUSSION OF CHIEF EXECUTIVE OFFICER COMPENSATION.

     The compensation of the Chief Executive Officer of the Company for fiscal year 1997 was reviewed in connection with his individual performance for the Company. Among qualitative and quantitative measures of the Company's performance considered by the Compensation Committee in making recommendations for the Chief Executive Officer's compensation were the growth of the Company and the corresponding growth in the Chief Executive Officer' s responsibilities for the Company, both from internal sources and from acquisition of the First State Bank & Trust Co. and The Border Bank in 1996. The Committee also considered the increasing profitability of the Company and its subsidiary, the capital of the Company and its subsidiary in relation to regulatory guidelines, the ability of the Company and its senior management to work cooperatively with regulatory authorities, the morale of personnel in the organization, and perception of the Compensation Committee as to the acceptance of the organization in the community.

     Specifically, in making compensation recommendations for the chief executive officer for compensation payable during 1997, the Compensation Committee considered as significant the fact that the Company successfully assimilated the former banking locations of First State Bank & Trust Co. and The Border Bank, the fact that book value per share of the Company's Class A Voting Common Stock increased from $9.81 at December 31, 1996, to $11.11 at December 31, 1997, and that the ratio of net income to average total assets continues to be substantially above industry averages, increasing from 1.62% for the year ended December 31, 1996, to 1.65% for the year ended December 31, 1997. The Compensation Committee also considered the critical role of the chief executive officer as spokesperson for the Company in the public market.

     The Compensation Committee also reviewed the base salary and bonus for the Chief Executive Officer in the context of the compensation packages available for executives of similar-sized financial institutions, and the Committee considered the significant dependence of the organization on the continued involvement of the Chief Executive Officer with the organization, and the need to treat the Chief Executive Officer fairly in light of the responsibilities he has undertaken for the growth and development of the organization.

                                          Stock Option and Compensation
                                          Committee
                                          of the Board of Directors of
                                          Texas Regional Bancshares, Inc.

                                          Joe M. Kilgore, Chairman
                                          Morris Atlas
                                          Frank N. Boggus
                                          Robert G. Farris
                                          C. Kenneth Landrum
                                          Jack Whetsel

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the CRSP Total Return Index for NASDAQ Bank Stocks, which has been prepared by The Center for Research in Securities Prices (CRSP) at the University of Chicago for NASDAQ, for the last five years. The graph assumes that the value of the investment of the Company's Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                  1992    1993    1994    1995    1996    1997
                                  ----     ---     ---     ---     ---     ---
TRBS ..........................    100     141     152     215     432     588
S&P500 ........................    100     110     111     153     189     252
NASDAQ Bank stks ..............    100     114     114     169     223     377

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Some of the Company's officers and directors and their related parties have had, in the ordinary course of business, banking transactions with Texas State Bank. All such transactions have been in the ordinary course of business, on substantially the same terms including interest rates and collateral, as those prevailing for comparable transactions with others, and have not included more than the normal risk of collectibility or other unfavorable features.

     Texas State Bank, along with other banks in the Rio Grande Valley, sells credit life insurance for Texas State Life Insurance Company. Texas State Life Insurance Company is owned fifty percent by Mr. G. E. Roney, who is the Chairman of the Board, President and Chief Executive Officer of the Company. Commission fee income received by Texas State Bank from Texas State Life Insurance Company totaled $363,259 for the year ended December 31, 1997.

     Mr. Joe Kilgore, a Director of the Company, is a partner in the law firm of McGinnis, Lochridge & Kilgore, L.L.P. His firm received fees for legal services rendered to the Company and its subsidiary during 1997, but the amount of the fees received did not exceed either 5% of his firm's gross revenues for 1997 or 5% of the Company's total operating expenses for the year ended December 31, 1997.

     Mr. Morris Atlas, a Director of the Company, is a partner in the law firm of Atlas & Hall L.L.P. His firm received fees for legal services rendered to the Company and its subsidiary during 1997, but the amount of the fees received did not exceed either 5% of his firm's gross revenues for 1997 or 5% of the Company's total operating expenses for the year ended December 31, 1997.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that no officer or director has failed to report transactions in the Company's securities on a timely basis, except for Mr. G. . Roney who filed one report late in 1997 relating to one transaction.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On June 17, 1997, the Company engaged KPMG Peat Marwick to perform an examination of its financial statements for the year ended December 31, 1997. It is the normal practice of the Board of Directors to select its independent public accountants at a Board meeting subsequent to the annual meeting. The Audit Committee has not yet made a recommendation to the Board of Directors concerning the appointment of auditors for the year ending December 31, 1998. It is anticipated that the Audit Committee will make their recommendation for the selection of the auditors to the Board of Directors at a meeting of the Board held subsequent to the annual meeting.

     A representative of KPMG Peat Marwick is expected to be present at the annual meeting of shareholders with the opportunity to make a statement if such firm desires to do so and to respond to appropriate questions.

         ITEM 2 -- APPROVAL OF THE 1997 NONSTATUTORY STOCK OPTION PLAN

     On December 9, 1997, the Board of Directors adopted, subject to approval by the Company's shareholders, the Texas Regional Bancshares, Inc., 1997 Nonstatutory Stock Option Plan (the "Nonstatutory Plan"). The Nonstatutory
Plan is designed to provide a special incentive to key employees of the Company and its subsidiary, by offering those employees an opportunity to purchase shares of the Common Stock of the Company.

DESCRIPTION OF THE NONSTATUTORY PLAN

     The following summary of the Nonstatutory Plan is qualified in its entirety by reference to the full text of the Nonstatutory Plan which is attached to this Proxy Statement as Exhibit A.

     The Nonstatutory Plan is for the benefit of selected key employees of the Company and its subsidiaries. No option may be granted under the Nonstatutory Plan after December 8, 2007, but options theretofore granted may extend beyond that date. Subject to adjustment as provided in the Nonstatutory Plan, the number of shares of Common Stock of the Company which may be issued under the Nonstatutory Plan may not exceed 125,000 in the aggregate. The stock to be issued under the Nonstatutory Plan may constitute an original issue of authorized stock or may consist of previously issued stock acquired by the Company, as determined by the Board of Directors.

     The Nonstatutory Plan will be administered by a Nonstatutory Option Committee established by the Board of Directors of the Company to consist of three or more members, one of whom shall be neither an officer nor an employee of the Company. The committee will have authority, consistent with the Nonstatutory Plan, to determine which of the key employees of the Company and its subsidiaries will be granted options, to determine when options will be granted and the number of shares of Common Stock to be subject to each option, to determine the option price of the shares subject to each option and the method of payment of such price, to determine the time or times when each option becomes exercisable and the duration of the exercise period, subject to limitations contained in the Nonstatutory Plan, to prescribe the form or forms of the instruments evidencing any options granted under the Nonstatutory Plan and of any other instruments required under the Nonstatutory Plan and to change such forms from time to time, to adopt, amend and rescind rules and regulations for the administration of the Nonstatutory Plan and the options and for its own acts and proceedings, and to decide all questions and settle all controversies and disputes which may arise in connection with the Nonstatutory Plan. The Company presently has an aggregate of approximately 45 key employees. All decisions, determinations and interpretations of the committee shall be binding on all parties concerned.

     The Board of Directors of the Company has appointed the Company's Stock Option and Compensation Committee as the Nonstatutory Option Committee for purposes of the Nonstatutory Plan.

NEW PLAN BENEFITS

     The following table sets forth information concerning stock options granted by the Board of Directors on March 10, 1998 pursuant to this Nonstatutory Plan. The options to purchase one-fourth of the shares listed for each of the executive officers and the executive officer group are exercisable commencing on the later of July 1, 1998 or the date of approval of the Plan by the shareholders of the Company and an additional one-fourth of the shares are exercisable beginning July 1 of each year thereafter. The exercise price per share is $33.875, the fair market value at the date of the grant, and the options granted will expire July 1, 2003. No dollar value is listed as of December 31, 1997 since the options are not in-the-money.

                                              NUMBER OF
                NAME                    STOCK OPTIONS GRANTED
-------------------------------------   ---------------------
G.E. Roney...........................           71,912
Paul S. Moxley.......................            7,048
Danny L. Buttery.....................            6,048
Frank A. Kavanagh....................            6,048
Douglas G. Bready....................            6,048
Executive Officer Group..............          125,000

     If any of the options granted to the foregoing persons or groups expire or terminate unexercised or for any reason become unexercisable, such shares will thereafter be subject to further grants under the Nonstatutory Plan to the persons listed, or to others who may or may not be within the Executive Officer Group, without a further vote of the shareholders. The Nonstatutory Plan can be amended by the Board of

Directors to comply with change in applicable law or regulations, consistent with the limitations and requirements in Section 10 of the Nonstatutory Plan.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The options granted under the Nonstatutory Plan will be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. The grant of options is not expected to result in taxable income to the officer or a tax deduction for the Company. The exercise of an option will result in taxable ordinary income to the officer and a corresponding deduction for the Company, in each case equal to the difference between the fair market value of the shares on the date the option was granted (the option price) and fair market value on the date the option was exercised.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE TEXAS REGIONAL BANCSHARES, INC., 1997 NONSTATUTORY STOCK OPTION PLAN. PROXIES SOLICITED HEREBY WILL BE VOTED IN FAVOR OF ADOPTION OF THE NONSTATUTORY PLAN UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

           ITEM 3 -- APPROVAL OF THE 1997 INCENTIVE STOCK OPTION PLAN

     On December 9, 1997 the Board of Directors adopted, subject to approval by the Company's shareholders, the 1997 Incentive Stock Option Plan (the "ISO Plan"). The ISO Plan is designed to provide a special incentive to selected key employees of the Company and its subsidiary, by offering such employees an opportunity to purchase shares of the Common Stock of the Company.

DESCRIPTION OF THE PLAN

     The following summary of the ISO Plan is qualified in its entirety by reference to the full text of the ISO Plan which is attached to this Proxy Statement as Exhibit B.

     The ISO Plan is for the benefit of key employees of the Company and its subsidiaries. No option may be granted under the ISO Plan after December 9, 2007, but options theretofore granted may extend beyond that date. Subject to adjustment as provided in the Plan, the number of shares of Common Stock of the Company which may be issued under the ISO Plan may not exceed 100,000 in the aggregate. The stock to be issued under the ISO Plan may constitute an original issue of authorized stock or may consist of previously issued stock acquired by the Company, as determined by the Board of Directors.

     The ISO Plan will be administered by a Stock Option Committee established by the Board of Directors of the Company to consist of three or more directors, none of whom are, on the date selected for the Committee, and for one year prior thereto, eligible for selection under the ISO Plan or any other plan of the Company to acquire stock, stock options or stock appreciation rights of the Company. As an alternative, the entire Board of directors may act as the Stock Option Committee for purposes of the ISO Plan. The committee will have authority, consistent with the ISO Plan, to determine which of the key employees of the Company and its subsidiaries will be granted options, to determine when options will be granted and the number of shares of Common Stock to be subject to each option, to determine the option price of the shares subject to each option and the method of payment of such price, to determine the time or times when each option becomes exercisable and the duration of the exercise period, subject to limitations contained in the ISO Plan, to prescribe the form or forms of the instruments evidencing any options granted under the ISO Plan and of any other instruments required under the ISO Plan and to change such forms from time to time, to adopt, amend and rescind rules and regulations for the administration of the ISO Plan and the options and for its own acts and proceedings, and to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. The Company presently has an aggregate of approximately 45 key employees. All decisions, determinations and interpretations of the committee shall be binding on all parties concerned.

NEW PLAN BENEFITS

     The following table sets forth information concerning stock options granted by the Board of Directors on March 10, 1998 pursuant to this Incentive Stock Option Plan. The options to purchase one-fourth of the shares listed for each of the executive officers, the executive officer group and the non-executive officer employee group are exercisable commencing on the later of July 1, 1998 or the date of approval of the Plan by the shareholders of the Company and an additional one-fourth of the shares are exercisable beginning July 1 of each year thereafter. The exercise price per share is $33.875, the fair market value at the date of the grant, and the options granted will expire July 1, 2003. No dollar value is listed as of December 31, 1997 since the options are not in-the-money.

                                              NUMBER OF
                NAME                    STOCK OPTIONS GRANTED
-------------------------------------   ---------------------
G.E. Roney...........................            2,952
Paul S. Moxley.......................            2,952
Danny L. Buttery.....................            2,952
Frank A. Kavanagh....................            2,952
Douglas G. Bready....................            2,952
Executive Officer Group..............           37,064
Non-Executive Officer
  Employee Group.....................           62,936

     In the event that options granted under the ISO Plan lapse without being exercised in whole or in part, other options may be granted covering the shares not purchased under such lapsed options to the persons listed, or to others who may or may not be within the groups indicated, without a further vote of the shareholders. The ISO Plan can be amended by the Board of Directors, unless such amendment would cause options issued under the ISO Plan to fail to qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue
Code of 1986, as amended.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The options granted under the ISO Plan are intended to qualify as "incentive stock options" which are given favorable income tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended. Provided that the limitations, requirements and procedures of Section 422 are followed, the grant and exercise of options will generally not result in taxable income to the employee or a tax deduction for the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE TEXAS REGIONAL BANCSHARES, INC., 1997 INCENTIVE STOCK OPTION PLAN. PROXIES SOLICITED HEREBY WILL BE VOTED IN FAVOR OF ADOPTION OF THE ISO PLAN UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

ITEM 4 -- APPROVAL OF AN AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE
             THE NUMBER OF AUTHORIZED CLASS A VOTING COMMON SHARES

     The Board of Directors has unanimously approved and recommended to the shareholders an amendment (the "Proposed Amendment") to its Articles of Incorporation, as amended, increasing the number of shares of Class A Voting Common Stock which the Company has the authority to issue from 20,000,000 shares to 50,000,000 shares. The Proposed Amendment will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of Texas. Upon the effectiveness of the Proposed Amendment, the first paragraph of Article Four of the Company's Articles of Incorporation would read in its entirety as follows:

          "The corporation is authorized to issue two classes of shares to be designated respectively "Preferred" and "Class A Voting Common." The total number of shares which the Corporation is authorized to issue is sixty million (60,000,000). The number of shares of each class and a statement of the par value of the shares of each class are as follows:

                                         NUMBER OF          PAR
                    CLASS            SHARES AUTHORIZED     VALUE
            ---------------------    -----------------     ------
                  Preferred             10,000,000         $1.00
               Class A Voting
                   Common               50,000,000         $1.00

     As of February 27, 1998, there were 14,403,484 shares of Class A Voting Common Stock outstanding and an aggregate of 568,927 shares of Common Stock reserved for issuance upon exercise of options granted under existing stock option plans.

     Management believes that it is important for the Company to have a sufficient reserve of shares of Common Stock available for the future needs of the Company. Increasing the number of authorized shares of Common Stock will facilitate the acquisition of other companies and make shares available for other corporate purposes, including any future issuances of Common Stock in public or private financings, payment of stock dividends, upon subdivision of outstanding shares through stock splits, or upon conversion or exercise of any convertible securities, options, warrants or rights which may be issued. From time to time, the Company has acquired companies for consideration which included Class A Voting Common Stock, and, in appropriate circumstances, the Company contemplates that Class A Voting Common Stock or Preferred Stock could be issued in one or more future acquisitions. At this time, there are no agreements, arrangements, commitments, or understandings with respect to the issuance of additional shares of Class A Voting Common Stock or Preferred Stock involving future acquisitions. There is no present intent to issue shares in public or private offerings, stock dividends, stock splits, options, warrants, or any other issuances involving the Common Stock or Preferred Stock, other than the issuance of 568,927 shares of Class A Voting Common Stock pursuant to the Company's existing stock option plans. Having additional authorized shares of Class A Voting Common Stock available for issuance in the future will give the Company greater flexibility and may result in future acquisitions or issuances of Common Stock being effected without shareholder approval by means of a special meeting. Issuance of such shares, however, could dilute existing shareholders.

     The approval of the Proposed Amendment requires the affirmative vote of the holders of two-thirds of the outstanding shares of Class A Voting Common Stock. There are no outstanding shares of Preferred Stock, and no class or series of shares is entitled to vote as a class on the Proposed Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A VOTING COMMON STOCK.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     In order to be included in the proxy materials for the 1999 annual meeting of shareholders, shareholder proposals for the 1999 annual meeting of shareholders must be received by the Company on or before November 21, 1998. Any shareholder proposal must also comply with applicable requirements of the proxy solicitation rules of the Securities and Exchange Commission.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other matters likely to be brought before the meeting for action. However, if any matters do properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                   FORM 10-K

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO ANN M. SEFCIK, CONTROLLER & ASSISTANT SECRETARY, TEXAS REGIONAL BANCSHARES, INC., P. O. BOX 5910, MCALLEN, TEXAS 78502-5910.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                      /s/ NANCY F. SCHULTZ
                                          Senior Vice President, Secretary &
                                          Treasurer

March 23, 1998

                                                                       EXHIBIT A

                        TEXAS REGIONAL BANCSHARES, INC.
                      1997 NONSTATUTORY STOCK OPTION PLAN

     Texas Regional Bancshares, Inc., a Texas corporation (hereinafter called the "Corporation") believes that allowing certain key employees to obtain shares of the Class A Voting Common Stock of the Corporation through the use of stock options hereinafter provided for will be beneficial to the initial and continued success of the Corporation. In furtherance of the foregoing, the Corporation hereby establishes the Texas Regional Bancshares, Inc., 1997 Nonstatutory Stock Option Plan (the "Plan").

     1. PURPOSE. The purpose of the Plan is to provide a special incentive to selected key employees of the Corporation and its subsidiaries to promote the Corporation's business. The Plan is designed to accomplish this purpose by offering such employees an opportunity to purchase shares of the Class A Voting Common Stock (hereinafter "Common Stock") of the Corporation. For purposes of the Plan, a subsidiary is any corporation in which the Corporation owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or over which the Corporation has effective operating control. Stock options granted or exercised under this Plan are not intended to qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations.

     2. ADMINISTRATION. The Plan shall be administered by a Nonstatutory Option Committee (hereinafter "Committee") to be established by the Board of Directors of the Corporation. The Committee shall consist of three or more members, one of whom shall be neither an officer nor an employee of the Corporation. The Committee shall have authority, consistent with the Plan:

          (a) to determine which of the key employees of the Corporation and its subsidiaries shall be granted options;

          (b) to determine the time or times when options shall be granted and the number of shares of Common Stock to be subject to each option;

          (c) to determine the option price of the shares subject to each option and the method of payment of such price;

          (d) to determine the time or times when each option becomes exercisable and the duration of the exercise period, subject to the limitations contained in Paragraph 6(b);

          (e) to prescribe the form or forms of the instruments evidencing any options granted under the Plan and of any other instruments required under the Plan and to change such forms from time to time;

          (f) to adopt, amend and rescind rules and regulations for the administration of the Plan and the options and for its own acts and proceedings; and

          (g) to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all parties concerned.

     3. PARTICIPANTS. The participants in the Plan shall be key employees of the Corporation or of any of its subsidiaries, whether or not also officers or directors, as may be selected from time to time by the Committee in its discretion. Directors who are not employees shall not be eligible. In any grant of options after the initial grant, employees who were previously granted options or sold shares under the Plan may be included or excluded.

     4. LIMITATIONS. No option shall be granted under the Plan after December 8, 2007, but options theretofore granted may extend beyond that date. Subject to adjustment as provided in Section 8 of the Plan, the number of shares of Common Stock of the Corporation which may be issued under the Plan shall not exceed one hundred twenty-five thousand (125,000) in the aggregate. To the extent that any option granted under the Plan shall expire or terminate unexercised or for any reason become unexercisable as to any shares subject thereto, such shares shall thereafter be available for further grants under the Plan, within the limit specified above.

     5. STOCK TO BE ISSUED. Stock to be issued under the Plan may constitute an original issue of authorized stock or may consist of previously issued stock acquired by the Corporation, as shall be determined by the Board of Directors. The Board of Directors and the proper officers of the Corporation shall take any appropriate action required for such issuance.

     6. TERMS AND CONDITIONS OF OPTIONS. All options granted under the Plan shall be subject to the following terms and conditions (except as provided in Section 7) and to such other terms and conditions as the Committee shall determine to be appropriate to accomplish the purposes of the Plan:

          (a) OPTION PRICE. The option price under each option shall be determined by the Committee and may be more, equal to or less than the then current fair market value of the Common Stock as the Committee may deem to be appropriate, but in no event may such price be less than par value; provided, however, that in the event the Committee shall determine to grant an option at less than the then current fair market value of the Common Stock, such option shall not be granted without the prior approval of the Board of Directors.

          (b) PERIOD OF OPTIONS. The period of an option shall not exceed ten years from the date of grant.

          (c)  EXERCISE OF OPTIONS.

             (i) Each option shall be made exercisable at such time or times, whether or not in installments, as the Committee shall prescribe at the time the option is granted.

             (ii) A person electing to exercise an option shall give written notice to the Corporation, as specified by the Committee, of his election and of the number of shares he has elected to purchase, such notice to be accompanied by such instruments or documents as may be required by the Committee, and unless otherwise directed by the Committee shall at the time of such exercise tender the purchase price of the shares he has elected to purchase.

          (d) PAYMENT FOR ISSUANCE OF SHARES. Upon exercise of any option granted hereunder, payment in full shall be made at the time of such exercise for all such shares then being purchased.

     The Corporation shall not be obligated to issue any shares unless and until, in the opinion of the Corporation's counsel, (i) all applicable laws and regulations have been complied with, (ii) in the event the outstanding Common Stock is at the time listed upon any stock exchange, the shares to be issued have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, and (iii) all other legal matters in connection with the issuance and delivery of shares have been approved by the Corporation's counsel. Without limiting the generality of the foregoing, the Corporation may require from the participant such investment representation or such agreement, if any, as counsel for the Corporation may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the participant agree that any sale of the shares will be made only in such manner permitted by law. The participant shall take any action reasonably requested by the Corporation in such connection. A participant shall have the rights of a stockholder only as to shares actually acquired by him under the Plan.

          (e) NONTRANSFERABILITY OF OPTIONS. No option may be transferred by the participant otherwise than by will or by the laws of descent and distribution, and during the participant's lifetime the option may be exercised only by him.

          (f) CONSIDERATION FOR OPTION. Each person receiving a stock option must agree that he will remain in the employ of the Corporation upon the terms of employment then existing (unless different terms are mutually agreed upon) for at least one (1) year from (i) the date of the granting of the option or (ii) the date of expiration of the then current employment contract, whichever is later, subject to the right of the Corporation to terminate his employment at any time.

          (g) TERMINATION OF EMPLOYMENT. If the employment of a participant terminates for any reason other than his death or permanent disability (as hereinafter defined), he may thereafter exercise his option as provided below, but only to the extent he was entitled to exercise the option on the date when his employment terminated. If such termination of employment is voluntary on the part of the participant, he may exercise his option only within ten days after the date of termination of his employment (unless a longer period not in excess of three months is allowed by the Committee). If such termination of employment is involuntary on the part of the participant, he may exercise his option only within three months after the date of termination of his employment. In no event, however, may such participant exercise his option at a time when the option would not be exercisable had the participant remained an employee. For purposes of this subsection (g), a participant's employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by the Corporation or a subsidiary, or in the case of a transfer to the employment of a subsidiary or to the employment of the Corporation. Anything herein to the contrary notwithstanding, an option may be exercised only to the extent exercisable on the date of termination of employment by death, disability or otherwise.

          (h) RETIREMENT. If prior to the expiration date of his option an optionee shall retire with the Corporation's consent, such option may be exercised in the same manner as if the optionee had continued in the Corporation's employ; provided however, the Committee may terminate all unexercised options if it shall determine that the retired optionee had engaged in any activity detrimental to the Corporation's interests.

          (i) DEATH OR PERMANENT DISABILITY. If a participant dies or becomes "permanently disabled" (as hereinafter defined) at a time when he is entitled to exercise an option, then at any time or times within one (1) year after his death or determination of permanent disability (or such further period as the Committee may allow) such option may be exercised, as to all or any of the shares which the participant was entitled to purchase immediately prior to his death or determination of permanent disability, by his executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution (in the case of death) or by his legal guardian (in the case of permanent disability), and except as so exercised such option shall expire at the end of such period. In no event, however, may an option be exercised after the expiration of the option period.

          For purposes of the Plan, the term "permanent disability" shall mean any physical and/or mental condition which, in the sole discretion of a majority of the Committee, renders the participant unable to discharge his duties in the employ of the Corporation or any subsidiary for a period of ninety (90) consecutive days.

     7. REPLACEMENT OPTIONS. The Corporation may grant options under the Plan on terms differing from those provided for in Section 6 where such options are granted in substitution for options held by employees of other corporations who concurrently become employees of the Corporation or a subsidiary as the result of a merger, consolidation or other reorganization of the employing corporation with the Corporation or subsidiary, or the acquisition by the Corporation or a subsidiary of the business, property or stock of the employing corporation. The Committee may direct that the substitute options be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

     8. CHANGES IN STOCK. In the event of a stock dividend, stock split or recapitalization or merger in which the Corporation is the surviving corporation, or other similar capital change, the number and kind of shares of stock of the Corporation to be subject to the Plan and to options then outstanding or to be granted thereunder, the maximum number of shares which may be issued or sold under the Plan, the option price and other relevant provisions shall be appropriately adjusted by the Board of Directors of the Corporation, the determination of which shall be binding on all persons.

     9. EMPLOYMENT RIGHTS. The adoption of the Plan does not confer upon any employee of the Corporation or a subsidiary any right to continue employment with the Corporation or a subsidiary, as the case may be, nor does it interfere in any way with the right of the Corporation or a subsidiary to terminate the employment of any of its employees at any time.

     10. AMENDMENTS. The Committee may at any time discontinue granting options under the Plan. The Board of Directors of the Corporation may at any time or times amend the Plan or amend any outstanding option or options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that except to the extent required or permitted under Section 8 no such amendment shall, without the approval of the stockholders of the Corporation, increase the maximum number of shares available under the Plan, or without the consent of the participant void or diminish options previously granted, nor increase or accelerate the conditions and actions required for the exercise of the same, except that nothing herein shall limit the Corporation's right to call stock issued for deferred payment to be evidenced by promissory note, where the participant is in default of his obligations on such note.

     11. STOCKHOLDER APPROVAL. The Plan will be submitted to the Common Stock stockholders of the Corporation within twelve (12) months of the date of the adoption of the Plan by the Board of Directors. This Plan shall become effective upon its adoption by the favorable vote of the holders of a majority of the outstanding shares of the Common Stock of the Corporation.

     12. ADOPTION OF PLAN BY BOARD OF DIRECTORS. The undersigned hereby certifies that this Plan is the true and correct 1997 Texas Regional Bancshares, Inc., Nonstatutory Stock Option Plan of the Corporation voted upon and adopted at a meeting of the Board of Directors duly held on the 9th day of December, 1997.

                                                                       EXHIBIT B

                        TEXAS REGIONAL BANCSHARES, INC.
                        1997 INCENTIVE STOCK OPTION PLAN

     Texas Regional Bancshares, Inc., a Texas corporation (hereinafter called the "Corporation") believes that allowing certain key employees to obtain shares of the Class A Voting Common Stock of the Corporation through the use of stock options hereinafter provided for will be beneficial to the initial and continued success of the Corporation. In furtherance of the foregoing, the Corporation hereby establishes the Texas Regional Bancshares, Inc., 1997 Incentive Stock Option Plan (the "Plan").

     1. PURPOSE. The purpose of the Plan is to secure for the Corporation and its stockholders the benefits which flow from providing key employees of the Corporation and its subsidiaries with the incentive inherent in common stock ownership. It is generally recognized that stock option plans aid in retaining competent employees and furnish a device to attract employees of exceptional ability to the Corporation because of the opportunity offered to acquire a proprietary interest in the business. For purposes of the Plan, a subsidiary is any corporation in which the Corporation owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or over which the Corporation has effective operating control. The Corporation intends that any stock option granted or exercised under this Plan qualify as an "incentive stock option" which is given favorable income tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations.

     2. AMOUNT OF STOCK. The total number of shares of Class A Voting Common Stock to be subject to options granted pursuant to the Plan shall not exceed one hundred thousand (100,000) shares of the Corporation's Class A Voting Common Stock (hereinafter referred to as the "Common Stock" or the "Stock") each having a par value of $1.00. This total number of shares shall be subject to appropriate increase or decrease in the event of a stock dividend upon, or a subdivision, split-up, combination or reclassification of, the shares purchasable under such options. In the event that options granted under this Plan shall lapse without being exercised in whole or in part, other options may be granted covering the shares not purchased under such lapsed options.

     3. STOCK OPTION COMMITTEE. The Board of Directors shall from time to time appoint a Stock Option Committee (hereinafter called the "Committee") to serve under this Plan. The Committee shall consist of either:

          (i) Three or more directors, none of whom are, on the date selected for the Committee, and for one year prior thereto, eligible for selection under the Plan, any other plan of the Corporation or any affiliate of the Corporation to acquire stock, stock options or stock appreciation rights of the Corporation or any of its affiliates; or

          (ii) The entire Board of Directors of the Corporation, so long as a majority of the Board and a majority of the Directors acting as members of the Committee are not, at the time of selection for the Committee, and for one year prior thereto, eligible for selection under the Plan, any other plan of the Corporation or any affiliate of the Corporation to acquire stock, stock options or stock appreciation rights of the Corporation or any of its affiliates.

     A person serving on the Committee shall not be considered as being eligible to acquire stock, stock options, or stock appreciation rights if such eligibility is under the terms of an employee benefit plan of the Corporation which is open to all employees of the Corporation and the eligibility and allocation criteria are fixed and uniform for all employees.

     Persons serving on the Committee may receive options if such options being granted to any such person are subject to shareholder approval and are independent of any type of plan.

     4. ELIGIBILITY AND PARTICIPATION. Options may be granted pursuant to the Plan to key employees of the Corporation and any parent or subsidiary of the Corporation (hereinafter sometimes called "employee" or "employees");
provided that no option may be granted under the Plan to an employee who, immediately before or at the time such option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the employer corporation or of any parent or subsidiary corporation. For the purposes of the preceding sentence: (a) the employee shall be considered as owning the stock owned directly or indirectly by or for himself, the stock which the employee may purchase under outstanding options, and the stock owned, directly or indirectly, by or for his brothers and sisters (whether of the whole or half blood), spouse, ancestors, and lineal descendants; and (b) stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries.

     From time to time the Committee shall select the key employees to whom options may be granted by the Board of Directors and shall determine the number of shares to be covered by each option so granted. Future as well as present key employees (including key employees who are directors) shall be eligible to participate in the Plan. If the entire Board of Directors constitutes the Committee, then members of the Committee that are otherwise eligible to participate in the Plan shall be allowed to participate in the Plan, provided that such eligible members constitute a minority of the Board of Directors, and provided further, that any individual member of the Committee allowed to participate will be prohibited from voting upon or in any way influencing the other members of the Committee in designating such individual member as a recipient of option grants or in exercising any other discretion granted to the Committee regarding the option grants to such individual member. If the Committee is appointed under the terms of subparagraph (i) of Section 3 hereof, then any members of the Committee (including those who are key employees of the Corporation or a subsidiary corporation of the Corporation) shall not be eligible to participate in the Plan.

     5. OPTION AGREEMENT. The terms and provisions of options granted pursuant to the Plan shall be set forth in an agreement, herein called Option Agreement, between the Corporation and the employee receiving the same. The Option Agreement may be in such form, not inconsistent with the terms of this Plan, as shall be approved by the Board of Directors.

     6. PRICE. The purchase price per share of Common Stock purchasable under options granted pursuant to the Plan shall be an amount equal to one hundred percent (100%) of the fair market value of the stock, as determined by the Board of Directors, at the time the options are granted. The full purchase price of shares purchased shall be paid upon exercise of the option. Under certain circumstances such purchase price per share shall be subject to adjustment as referred to in Section 11 of this Plan.

     7. EXERCISE PERIOD. The right to purchase any Common Stock pursuant to the exercise of an option granted under this Plan may be either cumulative or non-cumulative, as determined by the Board of Directors. Any Common Stock purchasable pursuant to the exercise of an option granted under this Plan will be purchasable in accordance with the schedule set forth in the Option Agreement between the Corporation and the employee receiving the option, subject to any other limitation provided in this Plan. In the event the portion of Common Stock purchasable per the Option Agreement involves a fraction of a share, the amount purchasable at that time shall be rounded upward to the next complete share to allow the purchase of a complete share of Common Stock.

     8. OPTION PERIOD. No option granted pursuant to the Plan shall be exercisable after the expiration of ten (10) years from the date the option is first granted. The expiration date for any option or portion thereof, which may be any period not in excess of ten (10) years following the date of grant of the option, shall be stated in the Option Agreement and is hereinafter called the "Expiration Date".

     Notwithstanding any other provision of this Plan, no option shall be granted under this Plan more than ten (10) years after the date this Plan is adopted by the Board of Directors, or the date this Plan is approved by the Common Stock stockholders, whichever is earlier.

     9.  TERMINATION OF EMPLOYMENT.  The Option Agreement may provide that:

          (a) If, prior to the Expiration Date for any option granted hereunder, the employee shall for any reason whatever, other than (1) his permanent and total disability as defined in (c) below, or (2) his death, cease to be employed by the Corporation, or a parent or subsidiary corporation of the Corporation, then any unexercised portion of such option shall automatically terminate upon the date of such termination of employment.

          (b) If, prior to the Expiration Date for any option granted hereunder, the employee shall die at a time when he had been employed by the Corporation, or a parent or subsidiary corporation of the Corporation, from the date of granting of such option until the date of his death, then the legal representatives of his estate or a legatee or legatees of the option shall have the right, for a period of three (3) months after his death, to purchase all or any part of the Stock subject to the option outstanding and unexpired as of his date of death.

          (c) If, prior to the Expiration Date for any option granted hereunder, the employee shall cease to be employed by the Corporation, or a parent or subsidiary corporation of the Corporation, because he becomes permanently and totally disabled, as hereinafter defined, and prior to such termination of employment by reason of disability, the employee had been employed by the Corporation, or a parent or subsidiary corporation of the Corporation, at all times since the date of the granting of such option, then such employee or his legal representative shall have the right, for a period of one (1) year from the date of such termination of employment by reason of disability, to exercise any right to purchase Stock pursuant to the option.

     An employee is "permanently and totally disabled" if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Such determination of permanent and total disability shall be made as allowable under Section 22, and applicable regulations, of the Internal Revenue Code of 1986, as amended, or any other applicable method necessary for the continued qualification of this Plan under Section 422 of the Internal Revenue Code. In the absence of any specific requirements for this determination, the decision of the Board of Directors, as aided by any physicians they designate, shall be conclusive.

Nothing in (a), (b), or (c) shall extend the time for exercising any option granted pursuant to the Plan beyond the Expiration Date for the option.

     10. ASSIGNABILITY. The Option Agreement shall provide that the option granted thereby shall not be transferable or assignable by the employee otherwise than by will or by the laws of descent and distribution, and during the lifetime of the employee shall be exercisable only by him.

     11. ADJUSTMENT IN CASE OF STOCK SPLITS, STOCK DIVIDENDS, ETC. The Option Agreement may contain such provisions as the Board of Directors may approve as equitable concerning the effect upon the option granted thereby and upon the per share or per unit option price, of (a) stock dividends upon, or subdivisions, split-ups, combinations or reclassifications of, the securities purchasable under the option, or (b) proposals to merge or consolidate the Corporation or to sell all or substantially all of its assets or to liquidate or dissolve the Corporation.

     12. INVESTMENT PURPOSE. As a condition to the exercise of any portion of an option, the Corporation may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased for investment and not with a view to the distribution or resale of such shares if, in the opinion of the Corporation or its counsel, such representation is required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency. A legend to this effect shall be affixed to the certificates evidencing such shares.

     13. CORPORATE MERGER, CONSOLIDATION, REORGANIZATION, ETC. In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation, any outstanding options hereunder may be terminated by the Corporation as of the effective date of such dissolution, liquidation, merger or consolidation by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the exercise during a period of not more than a specified number of days determined by the Board next preceding such effective date, or the Expiration Date, whichever is earlier, of all of such outstanding options in whole or in part without regard to the provisions of Section 7 hereof. Subject to the preceding sentence, if the Corporation is reorganized or merged or consolidated with another corporation, while unexercised options are outstanding under the Plan, and the Corporation is not the surviving corporation, there shall be substituted for the Common Stock subject to the unexercised and outstanding options an appropriate number of shares of each class of stock or other securities of the reorganized or merged or consolidated corporation which were distributed to shareholders of the Corporation in respect of the Common Stock, in accordance with Section 424(a) of the Internal Revenue Code. Such substitution may be accomplished by the assumption of such options by the surviving corporation or the substitution for the old options of new options by the surviving corporation. The existence of this Plan or of options hereunder shall not in any way prevent any transaction described herein and no Optionee shall have the right to prevent any such transaction.

     14. AMENDMENT OF THE PLAN. The Board of Directors of the Corporation may from time to time alter, amend, suspend or discontinue the Plan and make rules for its administration, except that the Board of Directors shall not amend the Plan in any manner which would have the effect of preventing options issued under the Plan from being "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986 (as amended).

     15. OPTIONS DISCRETIONARY. The granting of options under the Plan shall be entirely discretionary and nothing in the Plan shall be deemed to give any key employee any right to participate in the Plan or to receive options.

     16. STOCKHOLDER APPROVAL. The Plan will be submitted to the Common Stock stockholders of the Corporation within twelve (12) months of the date of the adoption of the Plan by the Board of Directors.

     17. EFFECTIVE DATE OF PLAN. This Plan shall become effective upon its adoption by the favorable vote of the holders of a majority of the outstanding shares of the Common Stock of the Corporation.

     18. TERMINATION OF PLAN. This Plan shall terminate ten (10) years after its approval by the Common Stock stockholders or adoption by the Board of Directors, whichever is earlier. Any option outstanding under this Plan at the time of its termination shall remain in effect until the option shall have been exercised or the Expiration Date, whichever is earlier.

     19. ADOPTION OF PLAN BY BOARD OF DIRECTORS. The undersigned hereby certifies that this Plan is the true and correct 1997 Texas Regional Bancshares, Inc., Incentive Stock Option Plan of the Corporation voted upon and adopted at a meeting of the Board of Directors duly held on the 9th day of December, 1997.

                              FRONT SIDE OF PROXY
--------------------------------------------------------------------------------

                         TEXAS REGIONAL BANCSHARES, INC.

                                ANNUAL MEETING OF
                         SHAREHOLDERS -- APRIL 27, 1998

                      PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints Frank N. Boggus, G E. Roney, and Jack Whetsel, and each of them, proxies, with full power of substitution, to vote . in the manner indicated on the reverse side hereof on proposal (1), (2), (3) and (4) and in their discretion on such other business as may properly come before the meeting, any and all of my (our) shares of record of Texas Regional Bancshares, Inc Class A Voting Common Stock at the annual meeting of shareholders to be held April 27, 1998 at the McAllen Country Club, 615 Wichita, McAllen, Texas 78503 and at all postponements and adjournments of the meeting.

                                       Dated __________________________ , 1998

                                       _______________________________________

                                       _______________________________________
                                                      Signatures

                                        Signature(s) should agree with the
                                        name(s) to the left

                               BACK SIDE OF PROXY
--------------------------------------------------------------------------------

         (Please mark, date, sign and return in the enclosed envelope)

    Unless otherwise specified, proxies will be voted FOR proposal (1), (2), (3) and (4)

    The Board of Directors recommends a vote FOR proposal (1), (2), (3) and (4)

        (1)  Election of Directors

             [ ] FOR all nominees listed below      [ ] WITHHOLD AUTHORITY
                (except as marked to the               (to vote for all nominees
                 contrary below)                        listed below)

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A
             LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

    Morris Atlas, Frank N. Boggus, Robert G. Farris, Joe M. Kilgore, C. Kenneth Landrum, M.D., G. E. Roney, Julie G. Uhlhorn and Jack Whetsel

  (2)  Approval of the Texas
       Regional Bancshares, Inc.,     [ ] FOR      [ ] AGAINST     [ ] ABSTAIN
       1997 Nonstatutory Stock
       Option Plan.

  (3)  Approval of the Texas
       Regional Bancshares, Inc.,     [ ] FOR      [ ] AGAINST     [ ] ABSTAIN
       1997 Incentive Stock
       Option Plan.

  (4) Approval of the amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Class A Voting Common
       Stock to 50,000,000.           [ ] FOR      [ ] AGAINST     [ ] ABSTAIN

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY TO VOTE FOR THE ELECTION OF ANY PERSON AS A DIRECTOR FOR WHICH A NOMINEE IS NAMED ABOVE IF SUCH NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.